Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release together with Exhibits (“Agreement”) is made by and between OCZ Technology Group, Inc. (the “Company”), and Arthur F. Knapp, Jr. Chief Financial Officer (“Executive”).

WHEREAS, Executive was employed by the Company;

WHEREAS, the Company and Executive have agreed that the Executive’s position is terminated;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows (this agreement hereinafter referred to as the “Agreement and Release”):

1. Resignation from Employment and Transition to Successor. The Company and Executive have agreed that Executive will announce that he has resigned from his positions as an officer and/or director of the Company and its subsidiaries, to be effective at such future date after the announcement as the Company directs. Executive agrees to cooperate with the Company and to assist the Company in the process of transition to Executive’s successor, and the Company agrees to keep Executive employed during and after that transition process, as a part of the separation package provided below. With regard to transition, the Company plans the following steps, and Executive acknowledges his agreement with this process:

(a)	Announcement. The Company plans to announce Executive’s decision to resign from the Company as soon as practicable after the principal terms are determined, likely during the week of August 6. The Company will discuss the wording of the announcement with Executive prior to announcing, but the Company must reserve sole discretion as to the timing and final wording of any announcement.

(b)	Transition. The Company will conduct a search for the successor to Executive, and Executive agrees to assist the Company and his successor in a smooth transition of his responsibilities and knowledge to his successor, continuing to perform his current duties and responsibilities as necessary in the transition process. The Company intends that the transition process will be completed by approximately January 31, 2013.

2. Separation Package – Payments and Benefits. Executive does not have any pre-existing entitlement to severance benefits. In consideration of Executive’s execution of this Agreement and Release, the Company will provide the following payments and benefits to Executive in connection with his separation from the Company. All payments provided in this Agreement and Release are stated as gross amounts and will be paid after such deductions as are required for federal, state, and local payroll, income and other applicable tax withholding, as well as deductions that result from elections that Executive has voluntarily requested.

(a)	Continued Employment. The Company will continue Executive’s employment during and after the transition through July 31, 2013 (“Salary Continuation Period”). During that time period, Executive will continue to be eligible for full medical benefits and to participate in the Company’s 401k plan and all other employee benefit plans provided to executives at the level of Executive.

(b)	Duties during Continued Employment. After the transition process is completed, the Company anticipates that Executive should be available on an as needed basis to provide services to the Company. At any time after the Effective Date of this Agreement and Release (defined below), the Company may direct Executive not to perform any additional duties or provide any additional services, but Executive shall continue to be employed, and the Company shall continue to provide the payments and, to the extent feasible, the benefits set forth in this Agreement and Release, subject to the conditions in this Agreement and Release, until the Termination Date.

(c)	Salary during Salary Continuation Period. Up to and including July 31, 2013, Executive shall continue to receive salary paid at such times as are provided in the Company’s normal payroll cycles and at his current base salary rate of $300,000 per year.

(d)	Bonus. Executive will be paid a bonus in the amount of $170,000, in lieu of any other target or performance bonus, with such bonus to be paid on April 30, 2013.

(e)	Separation. Executive will finally separate from employment with the Company on July 31, 2013 (“Termination Date”); provided, that if Executive gains new employment or an engagement with another business as a full-time, regular Executive prior to the Termination Date, Executive must inform the Company in writing, and the Termination Date shall be effective on the last business day preceding the date Executive commenced such employment or engagement. Notwithstanding the Termination Date, the Company will continue to provide the payments set forth in subsections (c) and (d) of this Section 2 as well as continued vesting as provided under Section 3 after the Termination Date, unless Executive has an Early Termination under subsection (f) of this Section or unless Executive becomes employed in a position where the Company believes, in its sole discretion, that Executive will not be able to comply with his obligations under this Agreement and Release, including but not limited to obligations of confidentiality.

(f)	Early Termination. Notwithstanding any other provision of this Agreement, the Company reserves the right to change the Termination Date to an earlier date with no less than two (2) weeks notice and to cease providing all payments and benefits set forth in the Agreement and Release as of such Termination Date, in the event that the Chief Executive Officer, with consent of the Board, concludes in their sole discretion, that Executive is not cooperating in the transition process, that Executive has engaged in misconduct with respect to his duties, or that Executive has engaged in conduct harmful to the Company’s interest including a violation of the Confidentiality Agreement. The Company currently has no reason to believe that Executive has engaged in any conduct that would result in early termination.

(g)

COBRA Benefits—Employer Subsidy—Installments. After the Termination Date, Executive may elect to continue under COBRA his existing medical/vision and/or dental benefits under the provider then in effect, to the extent available, at applicable COBRA premium. On July 31, 2013, the Company will pay Executive a total payment in the amount of the COBRA premium times the number of months from the Termination Date up to and including the month in which Executive’s 65th birthday falls; provided, however, that this payment will not be made if Executive becomes employed immediately after the Termination Date. Any additional months of COBRA coverage elected by the Executive, if any are available, will be at Executive’s sole expense. After the Termination Date, Executive may not continue in effect any existing coverage under the Company’s employee benefit plans with the exception of COBRA-provided benefits.

(h)	Paid Time Off. Executive will receive payment for any hours of Paid Time Off (“PTO”) that are accrued but unused as of the Termination Date. This payment will be made on July 31, 2013 (or the Date of Termination if sooner) without regard to whether Executive executes this Agreement and Release. Any PTO hours used by Executive before his Termination Date will not be included in such payment.

3. Company Common Stock. The Stock Agreements between Executive and the Company are fully incorporated into this Agreement. Executive will continue to vest in options that he has been awarded as of July 31, 2012 up to and including the Termination Date but shall not receive any additional awards. As of July 31, 2012, the Executive has a total of 162,611 vested and exercisable stock options. Executive will have until July 31, 2014 to exercise any vested options that do not expire before July 31, 2014. For any vested options that expire before July 31, 2014, Executive may exercise those options until they have expired. All options that have not expired before July 31, 2014 will expire on that date.

4. Company Property. Executive agrees to return to the Company all building keys, pagers, company identification or passkey cards, computers, printers, scanners, facsimile equipment or other Company property, including passwords and information needed to access Company information in his possession or assigned to him by the Company by the Termination Date, or such earlier date as the Company may direct in its sole discretion.

5. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Executive and the Company, attached hereto. Executive shall return all confidential and proprietary information in his possession to the Company on the Termination Date, or such earlier date as the Company specifies.

6. Tax Liability – Section 409A. The Company intends for the benefits under the Agreement to be exempt from or compliant with Section 409A of the Internal Revenue Code. If the Company determines that the payment of any benefit included hereunder would cause this Agreement to be subject to Section 409A, the Company reserves the right to restructure the payment of amounts and benefits to Executive such that the payment of benefits would be exempt from or compliant with Section 409A to the extent permissible under Section 409A. In no event shall the Company be required to restructure any payment or benefit.

(a)	Except as otherwise required by applicable law, Executive agrees that he will be exclusively liable for the payment of any taxes, including without limitation, federal, state or local income taxes, social security taxes, or any other taxes, arising out of or resulting from the consideration and/or other benefits paid to him hereunder, and Executive hereby represents that he will pay any such taxes which may be due at the time and in the amount required. The Company will have the right to deduct from any compensation payable to Executive under this Agreement all federal, state and municipal taxes, social security taxes and such other mandatory deductions as may now be in effect or may be enacted or required thereafter.

(b)	Executive agrees to indemnify, defend and hold the Company harmless from payment of any taxes (excluding federal and state unemployment taxes and the Company’s share of social security taxes) which any government agency determines should have been deducted from any consideration paid to Executive by the Company and which were not in fact withheld.

7. Executive Cooperation with the Company. Executive agrees to cooperate with the Company regarding any pending or subsequently filed litigation, proceeding, claim or other disputed item involving the Company that relates to matters within the knowledge or responsibility of the Executive during his employment or other engagement with the Company. Without limiting the foregoing, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this paragraph; (ii) to provide truthful testimony to any court, agency or other adjudicatory body; (iii) to notify the Company within three (3) business days if Executive is contacted by any adverse party or by any representative of an adverse party; and (iv) not to assist any adverse party or any adverse party’s representatives, except for a governmental entity or as may be required by law.

8. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive acknowledges that he has received all salary, wages, bonuses and expense reimbursement payments due and owing to Executive. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its respective officers, directors, Executives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)	any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)	any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)	any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq., federal and state laws providing for protected leave;

(e)	any and all claims for violation of the federal, state or local law, regulation or constitution;

(f)	any and all claims arising out of any other laws and regulations relating to circumstances that arose in relation to the Company; and

(g)	any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to (1) any obligations incurred under this Agreement; (2) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or to indemnification that is required under applicable law; or (3) any rights which cannot be released as a matter of law.

9. Acknowledgment of Knowing and Voluntary Waiver of Claims, Including Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and other laws and confirms that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

10. Civil Code Section 1542. Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIS MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

11. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein. The Company acknowledges that Executive may have protected rights to submit certain claims to government agencies, and Executive is not asked to waive those rights. Notwithstanding, Executive does agree that, if any such claim is brought by him or on his behalf, he shall not recover any damages or award or payment as a result, and he shall never recover any amounts greater than the amounts provided for in this Agreement and Release.

12. Non-Disparagement. The Parties agree to refrain from any defamation, libel or slander of the other party, including its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns. Executive agrees to refrain from interference with the contracts and relationships of the Company, including its respective officers, directors, Executives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

13. Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement.

14. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. Executive agrees to hereby waive any right to a jury trial as to matters arising out of the terms of this Agreement and any matters herein released. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

15. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

16. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

17. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that if any of the Release provisions or the provisions of Section 11 of this Agreement and Release are declared to be illegal, unenforceable or void, the Company may, at its sole discretion, void the entire Agreement and Release and require Executive to return any amounts paid to him under this Agreement and Release.

18. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s relationship with the Company and his compensation by the Company.

19. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company.

20. Governing Law. This Agreement shall be governed by the laws of the State of California.

21. Effective Date. This Agreement is effective seven days after execution by Executive; provided that neither Party has revoked the Agreement prior to that time.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Arthur F. Knapp, Jr. an individual

Dated: August 7, 2012	/s/ Arthur F. Knapp

OCZ Technology Group, Inc.

Dated: August 7, 2012	/s/ Ryan M. Petersen
Ryan M. Petersen
Chief Executive Officer

09/15/03

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is entered into this day of Nov 1, 2005, by and between OCZ Technology Group, Inc., an Indiana corporation (“Disclosing Party”) and (“Receiving Party”).

WHEREAS, Disclosing Party possesses certain confidential proprietary information and other trade secret information which Disclosing Party agrees to disclose to and share among its employees pursuant to the terms contained herein; and

WHEREAS, in connection with the pursuit, evaluation and/or feasibility of a business relationship, employment and/or the consummation of business transactions between Receiving Party and Disclosing Party (collectively, the “Business Purposes”), confidential proprietary information and trade secrets of Disclosing Party may become available to Receiving Party; and

WHEREAS, Disclosing Party desires to prevent the unauthorized use and disclosure of its confidential proprietary information and to prevent Receiving Party from using the confidential proprietary information to Disclosing Party’s detriment by unfairly competing with Disclosing Party or gaining unfair advantage over Disclosing Party upon termination of Receiving Party’s employment.

NOW, THEREFORE, in consideration of these promises and for one dollar and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

I. CONFIDENTIALITY AGREEMENT

1. Confidential Information: For purposes of this Agreement, “Confidential Information” shall mean all strategic and development plans, financial records, statements and business plans, co-developer identities, business data, business records, supplier lists, customer lists, pricing information and cost margins, project records, market reports, employee lists, and business manuals, policies and procedures, information relating to Disclosing Party’s business processes, technologies or theories and all other confidential information relating to the computer accessory development and manufacturing which may be disclosed by Disclosing Party or to which Receiving Party may be provided access by Disclosing Party or others in accordance with this Agreement, or which is generated as a result of or in connection with the Business Purposes, which is not generally available to the public. All of the foregoing information and data together, separate or in combination with each other, does and the Receiving Party acknowledges and agrees constitutes “trade secrets” as defined under Indiana Statutes.

2. Nondisclosure Obligations: Receiving Party promises and agrees to receive and hold the Confidential Information in confidence. Without limiting the generality of the foregoing, Receiving Party further promises and agrees:

A. To protect and safeguard the Confidential Information against unauthorized use, publication or disclosure.

B. Not to use any of the Confidential Information except for Business Purposes of Disclosing Party.

C. Not to, directly or indirectly, in any way, reveal, report, publish, disclose, transfer or otherwise use any of the Confidential Information except as specifically authorized by Disclosing Party in accordance with this Confidentiality and Noncompetition Agreement.

D. Not to use any Confidential Information to unfairly compete or obtain unfair advantage vis a vis Disclosing Party in any commercial activity which may be comparable to the commercial activity contemplated by the parties in connection with the Business Purposes and, specifically the field of computer memory software and equipment.

F. To advise each person whom it provides access to any of the Confidential Information, that such person is strictly prohibited from making any use, publishing or otherwise disclosing to others, or permitting others to use for their benefit or to the detriment of Disclosing Party, and to provide Disclosing Party with a copy of a written agreement to that effect signed by such persons.

G. To comply with any other reasonable security measure requested in writing by Disclosing Party.

H. Agree that the breach of any obligations recited above shall cause irreparable harm, damage and injury to the Disclosing Party, its business and to its business reputation, that such harm, injury and damage would be incapable of ascertainment or measurement and that Disclosing Party would be entitled as a matter of law to a monetary injunction to prohibit and/or cure the effects of such breach, with all inferences and doubts being resolved in favor of Disclosing Party.

3. Return of Confidential Information: Receiving Party agrees, upon termination of the Business Purposes or upon the written request of Disclosing Party, whichever is earlier, to promptly deliver to Disclosing Party all records, notes, and other written, printed, or tangible materials in the possession of Receiving Party, embodying or pertaining to the Confidential Information.

4. No Right to Confidential Information:

A. Receiving Party hereby agrees and acknowledges that no license, either express or implied, is hereby granted to Receiving Party by Disclosing Party to use any of the Confidential Information.

B. Receiving Party further agrees that all business plans, inventions, improvements, copyrightable and patentable works and designs relating to Disclosing Party’s software, hardware, methods, business plan compositions, or products directly resulting from or relating to the Confidential Information and the right market, use, license and franchise the Confidential Information or the ideas, concepts, methods or practices embodied therein shall be the exclusive property of Disclosing Party, and the Receiving Party have no right or title thereto.

5. No Solicitation of Employees: Receiving Party agrees that it will not, at any time during the term of this Agreement and for a period of twenty-four (24) months immediately following the termination of Receiving Party’s employment with Disclosing Party or termination of this Agreement, initiate contact with Disclosing Party’s employees in order to solicit, entice or induce any employee of Disclosing Party to terminate his or her employment or business employment relationship with Disclosing Party to accept employment with any third party or with Receiving Party.

6. Losses: Party agrees to indemnify Disclosing Party against any and all losses, damages, claims, or expenses incurred or suffered by Disclosing Party as a result of Receiving Party’s breach of this Agreement, including court costs and reasonable attorney fees.

7. Remedies: Receiving Party understands and acknowledges that any disclosure or misappropriation of any of the Confidential Information in violation of this Agreement would Disclosing Party irreparable harm, the amount of which may be difficult to ascertain and, therefore,

Receiving Party agrees that Disclosing Party shall have the right to apply to a court of competent jurisdiction for an injunction and/or order restraining any such further disclosure or misappropriation and for such other relief as Disclosing Party shall deem appropriate. Such right of Disclosing Party shall be in addition to Remedies otherwise available to the Disclosing Party at law or in equity.

II. GENERAL TERMS

8. Term and Termination: This Agreement shall commence on the date first written above and continue throughout Receiving Party’s employment with Disclosing Party and for a period of twenty-four (24) months immediately following termination of Receiving Party’s employment with Disclosing Party. Receiving Party’s right to use the Confidential Information in connection with the Business Purposes shall continue in effect until termination of this Agreement, termination of Receiving Party’s employment with Disclosing Party or until Disclosing Party provides Receiving Party with written notice of termination of such right, whichever occurs first. Notwithstanding the foregoing, Receiving Party’s obligations with respect to the Confidential Information, hereunder shall continue in full force and effect until further notice from Disclosing Party. RECEIVING PARTY ACKNOWLEDGES AND AGREES THAT THERE IS NO PROMISE OF CONTINUED EMPLOYMENT BY REASON OF RECEIVING PARTY’S EXECUTION OF THIS AGREEMENT. RECEIVING PARTY IS AN EMPLOYEE AT WILL OF DISCLOSING PARTY.

9. Successors and Assigns: Receiving Party shall have no right to assign its rights under this Agreement, whether expressly or by operation of law, without the written consent of Disclosing Party. This Agreement and Receiving Party’s obligations hereunder shall be binding on Representatives, permitted assigns, and successors of Receiving Party and shall inure to the benefit of representatives, assigns and successors of Disclosing Party.

10. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

11. Attorney’s Fees: If any action at law or in equity is brought by Disclosing Party to enforce or interpret the provisions of this Agreement, Receiving Party shall pay and Disclosing Party shall be entitled to reasonable attorney’s fees, court costs and expenses of litigation.

12. Entire Agreement: This Agreement constitutes the sole understanding of the parties about this subject matter and may not be amended or modified except in writing signed by each of the parties to the Agreement.

DISCLOSING PARTY: OCZ TECHNOLOGY GROUP INC.		RECEIVING PARTY:

By:	/s/ Ryan Petersen	By:	/s/ Arthur F. Knapp, INDIVIDUALLY
Ryan Petersen, PRESIDENT